Exhibit 12.1

Nixon Peabody LLP

437 Madison Avenue
New York, NY  10022-7039

212-940-3000

June 30, 2017

RSE Collection, LLC

c/o RSE Markets, Inc.

41 W 25th Street

8th Floor

New York, NY 10010

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as special counsel to RSE Collection, LLC, a Delaware series limited liability company (the “Company”) in connection with the filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of up to 2,000 of the Company’s Series #69BM1 Interests (as defined in the Second Amended and Restated Operating Agreement of the Company dated as of May 25, 2017 (the “Operating Agreement”) and the Amended and Restated Series Designation of Series #69BM1 attached thereto (the “Series Designation”)).  We understand that the Series #69BM1 Interests would be sold as described in the Offering Statement and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Series #69BM1 Interests (the “Subscription Agreement”).

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Operating Agreement, (iii) the Series Designation, (iv) corporate proceedings, including the resolutions of the manager of the Company and the Board of Directors of the manager of the Company, with respect to the Offering, and (v) such other documents, instruments and records as we have deemed necessary to enable us to render the opinions contained therein.  We have also relied upon certificates and other assurances of officers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering Statement and form of Subscription Agreement as filed with the Commission. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

We have assumed that (i) the statements of the Company contained in the Offering Statement are true and correct as to all factual matters stated therein, (ii) the Offering Statement will be and remain qualified under the Securities Act, and (iii) the Company will receive the required consideration for the issuance of such Series #69BM1 Interests at or prior to the issuance thereof.  We have relied upon certificates of, and information received from, the Company and/or representatives of the Company when relevant facts were not otherwise independently established.  We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York, the federal law of the United States, and the Delaware Limited Liability Company Act (the “Delaware Act”).  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.  We are opining only as to the matters expressly set forth herein and we express no opinion as to any matter not expressly opined on herein.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Series #69BM1 Interests have been authorized by all necessary limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, Series Designation and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement, will be legally issued and, under the Delaware Act, purchasers of the Series #69BM1 Interests have no obligation to make payments to the Company (other than their purchase price for the Series #69BM1 Interests), or contributions to the Company, solely by reason of their ownership of the Series #69BM1 Interests or their status as members of the Company, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nixon Peabody LLP

NIXON PEABODY LLP